EXHIBIT 10.34

VERITAS DGC INC. SHARE INCENTIVE PLAN
DEFERRED SHARE UNIT
AWARD AND DEFERRAL AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is made between Veritas DGC Inc., a Delaware corporation (“Veritas”), and                              (the “Holder”) effective as of January 1, 20     (the “Effective Date”).  Veritas considers that its interests will be served by granting the Holder Deferred Share Units (“DSU’s”) under the Veritas DGC Inc. Share Incentive Plan (the “Plan”).  The award of DSU’s granted hereby (the “Award”) is subject to the terms of the Plan, a copy of which is attached hereto and incorporated by reference herein.  Capitalized terms that are not specifically defined in this Agreement shall have the meanings ascribed to them in the Plan.

IT IS AGREED:

1.                     Deferral Election and Grant of Deferred Share Units.  Subject to the terms of the Plan and this Agreement, effective as of the Effective Date, the Holder hereby irrevocably elects to defer 100% of his Non-Employee Director annual retainer fee for the 2004 calendar year, as elected by the Non-Employee Director on the Deferred Share Unit Election Form, and Veritas hereby grants to the Holder              DSU’s.  The number of DSU’s was determined by dividing (a) $         (the aggregate amount of retainer fees to be paid to the Holder during the 20     calendar year) but for the Holder’s election to defer hereunder by  (b) $         (the Fair Market Value of one Share on the Effective Date).

2.                     Dividends.  Each time a dividend is paid to Veritas’s shareholders in cash or property other than Shares, Veritas shall pay to the Holder currently, an amount equal to the product of the number of DSU’s then credited to the Holder’s bookkeeping ledger account pursuant to this Agreement and the amount of the dividend per Share paid by Veritas.  Each time a dividend or distribution is paid to Veritas’s shareholders in Shares, the Holder’s bookkeeping ledger account shall be credited with additional DSU’s equal to the number of Shares the Holder would have received pursuant to the dividend distribution with respect to the DSU’s then credited to his bookkeeping account pursuant to this Agreement had he been the holder of record of the number of underlying Shares to which such DSU’s relate.

3.                     Vesting of Awards.  A Holder shall attain a vested interest in 25% of his Award at the beginning of each calendar quarter.  Except as specified in the preceding sentence and in Section 4.5(e) of the Plan (pertaining to full vesting in the event of the occurrence of a Change in Control), a Holder shall have no vested interest in the DSU’s credited to his bookkeeping ledger account, and to the extent that the Holder does not then have a vested interest in the DSU’s credited to his bookkeeping ledger account on the date he ceases to serve as a Non-Employee Director for any reason, such DSU’s shall be immediately forfeited.

4.                     Redemption Payments.  As soon as administratively practicable after the earlier of (a) the date the Holder no longer serves as a Non-Employee Director for any reason or (b) the date of the occurrence of a Change in Control, Veritas shall transfer to the Holder the number of Shares equal to the number of the vested DSU’s then credited to the Holder’s bookkeeping ledger account pursuant to this Agreement.

5.                     No Interest on Award.  No interest shall be credited with respect to the Award or any payment under the Award.

6.                     Notices.  Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and properly addressed, if to Veritas, at its principal office, and if to the Holder, at the Holder’s residence address as it appears on the books and records of Veritas.

7.                     Withholding Taxes.  Veritas may withhold from all payments to be paid to the Holder pursuant to this Agreement all taxes that, by applicable federal, state, local or other law of any applicable jurisdiction, Veritas is required to so withhold.

8.                     Amendment and Waiver.  No provision of this Agreement may be amended, modified or waived (whether by act or course of conduct or omission or otherwise) unless that amendment, modification or waiver is by written instrument signed by the parties hereto.  No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

9.                     Holder Acknowledgment.  The Holder acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Veritas other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

10.                   Assignment by Veritas.  Veritas may assign this Agreement to any successor (whether by merger, consolidation, conversion, or other business combination, purchase of Veritas’s stock, sale, exchange or other transfer of all or a majority of Veritas’s assets, or otherwise) to all or a controlling interest in Veritas’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successors and assigns.

11.                   Negotiated Transaction.  The parties hereto (i) agree that the provisions of this Agreement were negotiated by the parties hereto, that each of the parties hereto has had the opportunity to be represented by counsel during the negotiation and execution of this Agreement, and that this Agreement shall be deemed to have been drafted by all of the parties hereto and, therefore, (ii) waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.                   Governing Law.  The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas  without giving effect to a choice or conflict of law provision or rule of such state.

13.                   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

14.                   Headings and Number.  The section headings have been inserted for purposes of convenience only and shall not be used for interpretive purposes.  If the context requires it, words used in the singular or plural shall include the other.

15.                   Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements, commitments and understandings between the parties, whether expressed or implied.  The terms of this Agreement do not amend or affect in any way any other agreements or understandings between Veritas and the Holder.

16.                   Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the validity or unenforceability of this provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF, Veritas and the Holder have executed this Agreement effective as of the Effective Date.

VERITAS DGC INC.:

By:

HOLDER:

Signature:

Name:

Date:

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